Exhibit 32

SECTION 1350 CERTIFICATION

Each of the undersigned hereby certifies in his capacity as an officer of MutualFirst Financial, Inc. (the “Registrant”) that the quarterly report of the Registrant on Form 10-Q for the quarterly period ended June 30, 2006 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Registrant as of the dates and periods presented in the financial statements included in such report.

Date: August 9, 2006	By:	/s/ David W. Heeter

David W. Heeter
President and Chief Executive Officer

Date: August 9, 2006	By:	/s/ Timothy J. McArdle

Timothy J. McArdle
Treasurer and Chief Financial Officer
(Principal Financial and Accounting Officer)